Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Kirsten Chapman	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
Investorrelations@pacificethanol.com	415-433-3777	916-403-2790
paulk@pacificethanol.com

Pacific Ethanol Reports Second Quarter 2018 Results

Sacramento, CA, August 8, 2018 – Pacific Ethanol, Inc. (NASDAQ: PEIX), a leading producer and marketer of low-carbon renewable fuels and high-quality alcohol products in the United States, reported its financial results for the three and six months ended June 30, 2018.

Neil Koehler, Pacific Ethanol’s president and CEO, stated: “Even with a challenging first half, we believe market fundamentals remain strong, supporting better production margins in the second half of the year. However, questionable regulatory actions have reduced short-term ethanol demand in both domestic and export markets impacting both Pacific Ethanol and the ethanol industry as a whole. During this period of continued compressed and volatile production margins, our focus remains on initiatives and investments to reduce costs, improve yields, lower carbon scores, and maintain a healthy balance sheet. We are benefiting from increased product diversification that supports stronger margins and lessens our exposure to commodity price fluctuations in the fuel ethanol markets.”

Financial Results for the Three Months Ended June 30, 2018 Compared to 2017

•	Net sales were $410.5 million, compared to $405.2 million.
•	Total gallons sold of 227.4 million, compared to 235.8 million.
•	Total production gallons sold of 144.4 million, compared to 120.0 million.
•	Cost of goods sold was $411.8 million, compared to $403.5 million, and included approximately $5.0 million in higher repair and maintenance items.
•	Gross loss was $1.3 million, compared to gross profit of $1.7 million.
•	Selling, general and administrative expenses were $8.9 million, compared to $8.8 million.
•	Operating loss was $10.2 million, compared to $7.1 million.

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•	Loss available to common stockholders was $13.2 million, or $0.31 per share, compared to $9.2 million, or $0.22 per share.
•	Adjusted EBITDA was $1.0 million compared to $2.6 million.
•	Cash and cash equivalents were $62.6 million at June 30, 2018, compared to $49.5 million at December 31, 2017.

Financial Results for the Six Months Ended June 30, 2018 Compared to 2017

•	Net sales were $810.5 million, compared to $791.5 million.
•	Cost of goods sold was $808.5 million, compared to $795.7 million.
•	Gross profit was $2.1 million, compared to a gross loss of $4.1 million.
•	Selling, general and administrative expenses were $18.2 million, compared to $14.2 million, which includes $3.6 million in one-time gains associated with legal matters in the prior year.
•	Operating loss was $16.1 million, compared to $18.3 million.
•	Loss available to common stockholders was $21.4 million, or $0.50 per share, compared to $22.1 million, or $0.52 per share.
•	Adjusted EBITDA was $6.7 million, compared to $0.7 million.

Second Quarter 2018 Results Conference Call

Management will host a conference call at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time on August 9, 2018. CEO Neil Koehler and CFO Bryon McGregor will deliver prepared remarks followed by a question and answer session.

The webcast can be accessed from Pacific Ethanol's website at www.pacificethanol.com. Alternatively, you may dial the following number up to ten minutes prior to the scheduled conference call time: (877) 847-6066. International callers should dial 00-1 (970) 315-0267. The pass code will be 1666285. If you are unable to participate on the live call, the webcast will be archived for replay on Pacific Ethanol's website for one year. In addition, a telephonic replay will be available at 2:00 p.m. Eastern Time on Thursday, August 9, 2018, through 11:59 p.m. Eastern Time on Thursday, August 16, 2018. To access the replay, please dial (855) 859-2056. International callers should dial 00-1-(404) 537-3406. The pass code will be 1666285.

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Use of Non-GAAP Measures

Management believes that certain financial measures not in accordance with generally accepted accounting principles ("GAAP") are useful measures of operations. The company defines Adjusted EBITDA as unaudited net income (loss) attributed to Pacific Ethanol before interest expense, provision (benefit) for income taxes, asset impairments, purchase accounting adjustments, fair value adjustments, and depreciation and amortization expense. A table is provided at the end of this release that provides a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure. Management provides this non-GAAP measure so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company's performance on a period-over-period basis. Adjusted EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and you should not consider this measure in isolation or as a substitute for analysis of the company's results as reported under GAAP.

About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (PEIX) is a leading producer and marketer of low-carbon renewable fuels and high-quality alcohol products in the United States. Pacific Ethanol owns and operates nine production facilities, four in the Western states of California, Oregon and Idaho, and five in the Midwestern states of Illinois and Nebraska. The plants have a combined production capacity of 605 million gallons per year, produce over one million tons per year of ethanol co-products – on a dry matter basis – such as wet and dry distillers grains, wet and dry corn gluten feed, condensed distillers solubles, corn gluten meal, corn germ, corn oil, distillers yeast and CO2. Pacific Ethanol markets and distributes fuel-grade ethanol, high-quality alcohol products and co-products domestically and internationally. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets all ethanol and alcohol products for Pacific Ethanol’s plants as well as for third parties, approaching one billion gallons of ethanol marketed annually based on historical volumes. Pacific Ethanol’s subsidiary, Pacific Ag. Products LLC, markets wet and dry distillers grains. For more information please visit www.pacificethanol.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements and information contained in this communication that refer to or include the Pacific Ethanol’s estimated or anticipated future results or other non-historical expressions of fact are forward-looking statements that reflect Pacific Ethanol’s current perspective of existing trends and information as of the date of the communication. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, statements concerning future market fundamentals and conditions, including the supply of and domestic and international demand for ethanol and co-products; future margins; the effects of regulatory actions;the benefits of product diversification; and Pacific Ethanol’s plans, objectives, expectations and intentions. It is important to note that Pacific Ethanol’s plans, objectives, expectations and intentions are not predictions of actual performance. Actual results may differ materially from Pacific Ethanol’s current expectations depending upon a number of factors affecting Pacific Ethanol’s business. These factors include, among others, adverse economic and market conditions, including for ethanol and its co-products and high-quality alcohols; export conditions and international demand for ethanol and co-products; fluctuations in the price of and demand for oil and gasoline; raw material costs, including ethanol production input costs. These factors also include, among others, the inherent uncertainty associated with financial and other projections; the anticipated size of the markets and continued demand for Pacific Ethanol’s products; the impact of competitive products and pricing; the risks and uncertainties normally incident to the ethanol production and marketing industries; changes in generally accepted accounting principles; successful compliance with governmental regulations applicable to Pacific Ethanol’s facilities, products and/or businesses; changes in laws, regulations and governmental policies; the loss of key senior management or staff; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s Form 10-Q filed with the Securities and Exchange Commission on May 10, 2018.

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PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Net sales	$410,522	$405,202	$810,549	$791,542
Cost of goods sold	411,795	403,549	808,460	795,662
Gross profit (loss)	(1,273)	1,653	2,089	(4,120)
Selling, general and administrative expenses	8,898	8,762	18,213	14,212
Loss from operations	(10,171)	(7,109)	(16,124)	(18,332)
Fair value adjustments	—	18	—	473
Interest expense, net	(4,177)	(2,694)	(8,682)	(5,331)
Other income (expense), net	(256)	(153)	142	(233)
Loss before benefit for income taxes	(14,604)	(9,938)	(24,664)	(23,423)
Benefit for income taxes	—	—	563	—
Consolidated net loss	(14,604)	(9,938)	(24,101)	(23,423)
Net loss attributed to noncontrolling interests	1,696	1,097	3,352	1,946
Net loss attributed to Pacific Ethanol, Inc.	$(12,908)	$(8,841)	$(20,749)	$(21,477)
Preferred stock dividends	$(315)	$(315)	$(627)	$(627)
Loss available to common stockholders	$(13,223)	$(9,156)	$(21,376)	$(22,104)
Net loss per share, basic and diluted	$(0.31)	$(0.22)	$(0.50)	$(0.52)
Weighted-average shares outstanding, basic and diluted	43,285	42,295	43,098	42,334

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PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

	June 30,	December 31,
	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$62,581	$49,489
Accounts receivable, net	72,518	80,344
Inventories	67,305	61,550
Prepaid inventory	1,796	3,281
Derivative assets	7,634	998
Other current assets	8,871	7,584
Total current assets	220,705	203,246
Property and equipment, net	495,274	508,352
Other Assets:
Intangible assets, net	2,678	2,678
Other assets	4,575	6,020
Total other assets	7,253	8,698
Total Assets	$723,232	$720,296

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PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited, in thousands, except par value)

	June 30,	December 31,
	2018	2017
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable – trade	$40,966	$39,738
Accrued liabilities	21,790	21,673
Current portion – capital leases	162	592
Current portion – long-term debt	20,000	20,000
Derivative liabilities	10,157	2,307
Other current liabilities	6,567	6,396
Total current liabilities	99,642	90,706

Long-term debt, net of current portion	237,771	221,091
Capital leases, net of current portion	101	123
Other liabilities	25,457	24,676
Total Liabilities	362,971	336,596

Stockholders’ Equity:
Pacific Ethanol, Inc. Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: 0 shares issued and outstanding as of June 30, 2018 and December 31, 2017 Series B: 927 shares issued and outstanding as of June 30, 2018 and December 31, 2017	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 44,960 and 43,954 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	45	44
Non-voting common stock, $0.001 par value; 3,553 shares authorized; 1 share issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	—	—
Additional paid-in capital	928,378	927,090
Accumulated other comprehensive loss	(2,234)	(2,234)
Accumulated deficit	(589,838)	(568,462)
Total Pacific Ethanol, Inc. Stockholders’ Equity	336,352	356,439
Noncontrolling interests	23,909	27,261
Total Stockholders’ Equity	360,261	383,700
Total Liabilities and Stockholders’ Equity	$723,232	$720,296

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Reconciliation of Adjusted EBITDA to Net Loss

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands) (unaudited)	2018	2017	2018	2017
Net loss attributed to Pacific Ethanol	$(12,908)	$(8,841)	$(20,749)	$(21,477)
Adjustments:
Interest expense*	4,169	2,668	8,573	5,281
Benefit for income taxes	—	—	(563)	—
Fair value adjustments	—	(18)	—	(473)
Depreciation and amortization expense*	9,735	8,794	19,389	17,402
Total adjustments	13,904	11,444	27,399	22,210
Adjusted EBITDA	$996	$2,603	$6,650	$733

* Adjusted for noncontrolling interests.

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Commodity Price Performance

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited)	2018	2017	2018	2017
Production gallons sold (in millions)	144.4	120.0	285.2	235.0
Third party gallons sold (in millions)	83.0	115.8	174.9	227.0
Total gallons sold (in millions)	227.4	235.8	460.1	462.0

Total gallons produced (in millions)	143.2	121.8	285.4	239.7
Production capacity utilization	95%	95%	94%	93%

Average ethanol sales price per gallon	$1.66	$1.66	$1.61	$1.64
Average CBOT ethanol price per gallon	$1.45	$1.55	$1.44	$1.53

Corn cost – CBOT equivalent	$3.82	$3.68	$3.69	$3.66
Average basis	0.29	0.23	0.29	0.26
Delivered corn cost	$4.11	$3.91	$3.98	$3.92

Total co-product tons sold (in thousands)	794.0	734.4	1,592.0	1,419.9
Co-product return % (1)	35.7%	33.5%	36.4%	34.2%

(1) Co-product revenue as a percentage of delivered cost of corn.

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